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                                    EXHIBIT 21.1
SUBSIDIARIES

 1.  DAHOMEY RESOURCE CORPORATION        BAHAMAS
 2.  LIBERTY TECHNICAL SERVICES LTD.     BAHAMAS
 3.  WEST AFRICAN RESOURCE CORPORATION   BAHAMAS
 4.  ABACAN RESOURCES (BENIN) LIMITED    BAHAMAS
 5.  ABACAN RESOURCES (DELTA) LIMITED    BAHAMAS
 6.  ABACAN TECHNICAL SERVICES LTD.      BAHAMAS
 7.  ABACAN POWER BENIN LIMITED          BAHAMAS
 8.  ABACAN RESOURCES (NIGERIA) LTD.     NIGERIA
 9.  AGBARA RESOURCES LIMITED            BAHAMAS
10.  ANGUS INTERNATIONAL RESOURCES LTD.  BAHAMAS
11.  PROFILE INTERNATIONAL LTD.          BAHAMAS
12.  ABACAN-ADDAX BENIN CONSORTIUM S.A.  BENIN
13.  ABACAN SERVICES (U.K.) LIMITED      UK
14.  ABACAN SERVICES (USA) LIMITED       TEXAS
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